UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) October 1, 2012

HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	1-14332	65-0385686

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 221A,
Boca Raton, Florida	33431

(Address of Principal Executive Offices)	(Zip Code)

(561) 998-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

On October 1, 2012, Hollywood Media Corp. (“Hollywood Media”) received the first $7,000,000 earnout payment from Key Brand Entertainment Inc. (“Key Brand”) pursuant to that certain Stock Purchase Agreement between Hollywood Media and Key Brand dated as of December 22, 2009, as amended (the “Purchase Agreement”) relating to the sale of the Theatre Direct business.

In addition, on October 5, 2012, Hollywood Media received written notice from Key Brand that Theatre Direct NY, Inc., the entity sold by Hollywood Media to Key Brand pursuant to the Purchase Agreement, achieved the revenue target for the second $7,000,000 earnout under the Purchase Agreement (the “Second Earnout”) in Key Brand’s fiscal year ended June 30, 2012. Accordingly, pursuant to the Purchase Agreement, the $7,000,000 Second Earnout amount was added on October 1, 2012 to the principal amount of the $8.5 million loan (“Loan”) due Hollywood Media by Key Brand under the Second Lien Credit, Security and Pledge Agreement dated as of December 15, 2010, as amended by that Amendment No. 1 to Second Lien Credit, Security and Pledge Agreement dated as of April 22, 2012, between Hollywood Media and Key Brand (the “Credit Agreement”). Pursuant to the Credit Agreement, interest at a rate of 12% per annum and principal on such $7,000,000 Second Earnout amount will be amortized over the term of the Credit Agreement which has a maturity date of December 15, 2015 in equal quarterly installments. As a result of the $7 million Second Earnout amount being added to the $8.5 million principal amount of the Loan, the principal amount of the Loan due Hollywood Media by Key Brand was $15.5 million as of October 1, 2012.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hollywood Media Corp.
Date: October 9, 2012
	By:	/s/ Mitchell Rubenstein
		Name: Title:	Mitchell Rubenstein Chairman of the Board and Chief Executive Officer